UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2015 (April 27, 2015)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2015, our wholly owned subsidiary, American Shale Development, Inc. (“American Shale”) entered into a consent and agreement (the “Consent and Agreement”) that amended the credit agreement dated May 21, 2014 and the associated NPI agreement by and among American Shale, several other financial institutions parties thereto as lenders, and Morgan Stanley Capital Group Inc. as the administrative agent. The Consent and Agreement reduced the contingent borrowing availability under the Tranche B facility from $47.5 million to $10.0 million, and eliminated the Tranche C facility. Potential borrowings under the Tranche B facility had been contingent on American Shale’s ability to meet certain levels of PV-10 value for its producing properties, and as such there was no additional availability under Tranche B as of the signing of the Consent and Agreement. There were no other changes to the terms of the Tranche A facility loans under the credit agreement. The NPI agreement was amended to set the contingent NPI percentage at approximately 2.53%.

Under the Consent and Agreement, the administrative agent also consented to the monetization of a portion of American Shale’s natural gas hedges and the disposition of a portion of American Shale’s working and net revenue interests in wells in Marion County, West Virginia (the “Working Interests”) that have been recently drilled but not completed.

On the same date, American Shale entered into an agreement with Republic Energy Operating, LLC. Under this agreement, American Shale agreed to use the proceeds from the aforementioned hedge monetization as well as the sale of the Working Interests to pay all amounts due under the March 2015 joint interest billing statement in the amount of approximately $13.8 milion provided by Republic Energy Operating, LLC. American Shale reserves the option to reacquire the Working Interests pursuant to a notice of election at agreed upon prices set forth in the agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Consent and Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: May 1, 2015	By	/s/ John G. Corp
John G. Corp
President